Exhibit 99.1

Senetek’s Kinetin Plus Age Defiant® Skincare Showcased at Sundance

Napa, CA, January 28, 2005 / PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, today announced rave reviews for Kinetin Plus Age Defiant’s debut at the 2005 Sundance Film Festival in Park City, Utah. Kinetin Plus showcased as the only anti-aging skin care line in Robin Black’s “Black Market” boutique at the famed Levi’s® Ranch venue, where some 200 of Hollywood’s best and brightest will have booked exclusive one-on-one appointments to experience the latest in beauty and skin care with Robin’s professional makeup artist staff by the time the Festival ends January 31. Headliners at the Black Market thus far include Brook Burns, Vanessa Carlton, Jennifer Jason Leigh, Jenny McCarthy, Mckenzie Phillips, Keri Russell, Kyra Sedgewick and Naomi Watts, as well as Kevin Bacon, Adrian Brody and David Schwimmer.

Kinetin Plus Age Defiant® is Senetek’s eight-product regimen of proprietary formulations offering the unique anti-aging benefits of Kinetin, the only non-prescription skin care product clinically proven using FDA protocols. A naturally-occurring cytokinin, first isolated in plants and found in the body’s own DNA, Kinetin is a powerful anti-oxidant protector against free radicals, improves the skin’s natural moisture barrier and visibly reduces the appearance of fine lines and wrinkles, hyper-pigmentation and skin roughness, all without exfoliating or thinning the skin, increasing photosensitivity or causing irritation, as do other leading anti-aging products. For more, go to www.kinetinplus.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the companies that they believe could result in such material differences are described in their respective Annual Reports on Form 10-K for the year 2003 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. However, the companies necessarily can give no assurance that they have identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and neither assumes any obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.